Exhibit 99.(a)(8)

FPA NEW INCOME, INC.

ARTICLES SUPPLEMENTARY

FPA New Income, Inc., a Maryland corporation, having its principal office in Lutherville Timonium, Maryland (which is hereafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

SECOND: Immediately before the increase, the total number of shares of stock which the Corporation has authority to issue is one billion (1,000,000,000) shares, of the par value of $0.01 each, all of one class entitled common stock, of the aggregate par value of ten million dollars ($10,000,000).

THIRD: As increased, the total number of shares of stock which the Corporation has authority to issue is one billion five hundred million (1,500,000,000) shares, of the par value of $0.01 each, all of one class entitled common stock, of the aggregate par value of fifteen million dollars ($15,000,000).

FOURTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, FPA New Income, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: January 6, 2021

FPA NEW INCOME, INC.

By:	/s/ J. Richard Atwood
J. Richard Atwood
President of FPA New Income, Inc.

Attest:

By:	/s/ Rebecca D. Gilding
Rebecca D. Gilding
Secretary of FPA New Income, Inc.

THE UNDERSIGNED, President of FPA New Income, Inc. who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:	/s/ J. Richard Atwood
J. Richard Atwood
President of FPA New Income, Inc.